Exhibit 99.1

AXCELIS TECHNOLOGIES, INC.

2020 EMPLOYEE STOCK PURCHASE PLAN

As adopted by the Board of Directors on August 15, 2019
and by the Stockholders on May 19, 2020

Adopted effective July 1, 2020

1.            PURPOSE.

The purpose of this Plan is to provide an opportunity for Employees of Axcelis Technologies, Inc. (the "Company") and its Designated Subsidiaries, to purchase Common Stock of the Company and thereby to have an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that the Plan qualifies as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

2.            DEFINITIONS.

(a)       "Board" shall mean the Board of Directors of the Company.

(b)       "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.

(c)       "Committee" shall mean the committee appointed by the Board in accordance with Section 14 of the Plan.

(d)       "Common Stock" shall mean the Common Stock of the Company, or any stock into which such Common Stock may be converted.

(e)       "Compensation" shall mean:

•	Regular earnings/base pay;
•	Overtime pay, including California “Doubletime” pay and Axcelis “Long Hours Pay;” and
•	Paid time off, including Axcelis Time Management pay (but not the payment of accrued and unused ATM on termination of employment), Sick Time pay, and Holiday pay.

All other payments by the Company to the Employee are not “Compensation,” subject to the Committee’s authority to change the definition of “Compensation” pursuant to the last sentence of this provision. Specifically, but without limitation, “Compensation” does not include:

(A) any variable pay (including without limitation sales incentive compensation, such as commissions and MBOs, patent awards, spot bonuses, AIM bonuses, holiday bonuses, sign-on bonuses, relocation bonuses, referral bonuses, and payments under the Axcelis Management Incentive Plan, Axcelis Asian Incentive Plans, Axcelis European Incentive Plan, or any successors to such plans or any other similar management bonuses or incentive payment);

(B) shift or lead premiums or differentials, non-worked pay for compressed shifts;

(C) short term or long term disability pay, severance pay, retirement recognition payments, pay in lieu of ATM or other paid time off, whether on termination of employment or otherwise; and

(D) “beeper” or “on-call” pay, allowances for cars, cost-of-living, housing, internet, other goods and services, expat tax-related payments, relocation reimbursement, and tuition reimbursement.

The Committee shall have the authority to change the forms of pay included in the definition of Compensation on a prospective basis; any such change shall be documented in writing and made available to participants together with this plan.

(f)       "Company" shall mean Axcelis Technologies, Inc., a Delaware corporation.

(g)      "Designated Subsidiary" shall mean a Subsidiary that has been designated by the Committee as eligible to participate in the Plan with respect to its Employees.

(h)      "Employee" shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by the Company or a Designated Subsidiary on the Company’s or such Designated Subsidiary’s payroll records during the relevant participation period. Employees shall not include individuals classified as independent contractors.

(i)       "Entry Date" shall mean the first Trading Day of an Offering Period.

(j)       "Fair Market Value" shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on the NASDAQ Stock Market, or other principal securities market on which the Common Stock is traded, on the date of determination if that date is a Trading Day, or if the date of determination is not a Trading Day, the last market Trading Day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(k)      “Offering Period” shall mean the period of six (6) months commencing on the first Trading Day on or about July 1 of every year and terminating on the last Trading Day in the period ending six (6) months later. Subsequent Offering Periods, if any, shall run consecutively after the termination of the preceding Offering Period. The duration and timing of Offering Periods may be changed or modified by the Committee, subject to the limitations set forth in Section 4.

(l)       "Participant" shall mean a participant in the Plan as described in Section 5 of the Plan.

(m)     "Plan" shall mean the Axcelis Technologies, Inc. Employee Stock Purchase Plan.

(n)      "Purchase Date" shall mean the last Trading Day of each Offering Period.

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(o)      “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Purchase Date; provided however, that the Purchase Price may be adjusted by the Committee pursuant to Section 7.3.

(q)      "Stockholder" shall mean a record holder of shares entitled to vote shares of Common Stock under the Company's by-laws.

(r)       "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, as described in Code Section 424(f).

(s)      “Trading Day” shall mean a day on which U.S. national stock exchanges are open for trading.

3.            ELIGIBILITY.

3.1      Except as set forth herein, any Employee regularly employed on a full-time or part-time basis by the Company or by any Designated Subsidiary on an Entry Date shall be eligible to participate in the Plan with respect to the Offering Period commencing on such Entry Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one pay period) prior to an Entry Date to be eligible to participate with respect to the Offering Period beginning on that Entry Date.

3.2      The Committee may also determine that a designated group of highly compensated Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of “highly compensated employee” in Code Section 414(q). No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)), shares of stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Company, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries.

3.3      All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Code Section 423(b)(5); provided, however, that any affiliate of the Company whose Employees are not granted options under this Plan may adopt a separate “sub-plan” in accordance with the provisions of Section 15 which is not designed to qualify under Code section 423 and the Employees participating thereunder need not have the same rights and privileges as Employees participating in the Code section 423 Plan. The Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

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4.            OFFERING PERIODS.

The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after the date six (6) months from the first date of the immediately preceding Offering Period, or on such other date as the Committee shall determine, and continuing thereafter for six (6) months or until terminated pursuant to Section 13 hereof. Unless otherwise determined by the Committee, the Plan will operate with successive six (6) month Offering Periods commencing at July 1 and January 1. The Committee shall have the power to change the duration of future Offering Periods, without Stockholder approval, and without regard to the expectations of any Participants if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided, however, that an Offering Period shall in no event be longer than twenty-seven (27) months or such longer period as may be consistent with Section 423 of the Code.

5.            PARTICIPATION.

5.1      An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by completing and submitting, on a date prescribed by the Committee prior to an applicable Entry Date (unless a later date is set by the Committee), a completed payroll deduction authorization and Plan enrollment form provided by the Company or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's Compensation, not to exceed ten percent (10%) of the Employee's Compensation. As determined by the Committee, payroll deductions may begin at a date after the effective date of the Plan and shall continue through subsequent Offering Periods pursuant to Section 5.4 until the Participant’s termination, subject to modification by the Participant as provided in Section 5.3, and unless participation is earlier withdrawn by the Participant as provided in Section 5.2. All payroll deductions may be held by the Company and commingled with its other corporate funds where administratively appropriate. No interest shall be paid or credited to the Participant with respect to such payroll deductions. The Company shall maintain a separate bookkeeping account for each Participant under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account.

5.2      Under procedures established by the Committee, a Participant may withdraw from the Plan during an Offering Period, by completing and filing a new payroll deduction authorization and Plan enrollment form with the Company or by following electronic or other procedures prescribed by the Committee, prior to a date set by the Committee that precedes the Purchase Date. If a Participant withdraws from the Plan during an Offering Period, his or her accumulated payroll deductions will be refunded to the Participant without interest. The Committee may establish rules limiting the frequency with which Participants may withdraw and re-enroll in the Plan and may impose a waiting period on Participants wishing to re-enroll following withdrawal.

5.3      A Participant may change his or her rate of contribution through payroll deductions during the periods specified by the Committee by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of contribution, the rate of contribution shall continue at the originally elected rate throughout the Offering Period and future Offering Periods. In accordance with Section 423(b)(8) of the Code, the Committee may reduce a Participant’s payroll deductions to zero percent (0%) at any time during an Offering Period.

5.4      Automatic Re-Enrollment. At the termination of each Offering Period, each Participant who continues to be eligible to participate pursuant to Section 3 shall be automatically re-enrolled in the next Offering Period, unless the Participant has advised the Company otherwise in accordance with Section 5.2 and Section 5.3.

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6.            TERMINATION OF EMPLOYMENT.

In the event any Participant terminates employment with the Company or any of its Designated Subsidiaries for any reason (including death) prior to the expiration of an Offering Period, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest. Whether a termination of employment has occurred shall be determined by the Committee. The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Designated Subsidiaries, Subsidiaries and the Company, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Company and its Subsidiaries.

7.            OFFERING.

7.1      Subject to adjustment as set forth in Section 10, the maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be 1,000,000 shares. If, on a given Purchase Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

7.2      With respect to any Offering Period, each Participant shall be granted, as of such Participant’s Entry Date, an option for each Offering Period to purchase that number of whole shares of Common Stock (not to exceed 500 shares per Offering Period) which may be purchased with the payroll deductions accumulated on behalf of such Participant during each such Offering Period at the purchase price specified in Section 7.3 below, subject to the additional limitation that no Participant participating in the Section 423 Plan shall be granted an option to purchase Common Stock under the Plan at a rate which exceeds U.S. twenty-five thousand dollars (U.S. $25,000) of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The foregoing sentence shall be interpreted so as to comply with Code Section 423(b)(8).

7.3      The purchase price under each option shall a percentage (not less than eighty-five percent (85%)) established by the Committee ("Designated Percentage") of the Fair Market Value of the Common Stock on the Purchase Date on which the Common Stock is purchased. The Committee may change the Designated Percentage with respect to any future Offering Period, but not below eighty-five percent (85%).

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8.            PURCHASE OF STOCK.

Upon the Purchase Date, a Participant's option shall be exercised automatically for the purchase of that number of whole and fractional shares of Common Stock which the accumulated payroll deductions credited to the Participant's account at that time shall purchase at the applicable price specified in Section 7.3. Notwithstanding the foregoing, the Company or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance which the Company or its Designated Subsidiary is required by law or regulation of any governmental authority to withhold. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan.

9.            PAYMENT AND DELIVERY.

As soon as practicable after the exercise of an option, the Company shall deliver to the Participant a record of the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant's account not used for the purchase, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. The Company shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other Stockholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 9.

10.          RECAPITALIZATION.

If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the price per share of Common Stock covered by an option and the maximum number of shares specified in Section 7.1 may be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

The Board's determinations under this Section 10 shall be conclusive and binding on all parties.

11.          MERGER, LIQUIDATION, OTHER CORPORATE TRANSACTIONS.

In the event of Stockholder approval of a liquidation or dissolution of the Company, the Offering Period will terminate immediately, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

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In the event of a sale of all or substantially all of the assets of the Company, the acquisition by a person (including any entity or group) of beneficial ownership of a majority of the Company’s outstanding capital stock (based on voting power, but excluding any acquisition by the Company, its affiliate, employee benefit plans of the Company or its affiliate, and any underwriter holding securities temporarily pursuant to an offering), or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, or (3) all outstanding options shall terminate and the accumulated payroll deductions will be refunded without interest to the Participants.

12.          TRANSFERABILITY.

Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 5.2.

13.          AMENDMENT OR TERMINATION OF THE PLAN.

13.1    The Plan shall continue until terminated in accordance with Section 13.2.

13.2    The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the Stockholders, no such revision or amendment shall materially increase the number of shares subject to the Plan, other than an adjustment under Section 10 of the Plan.

14.          ADMINISTRATION.

The Board shall appoint a Committee to serve as the administrator of the Plan, consisting of at least two members who will serve for such period of time as the Board may specify and whom the Board may remove at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

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15.          COMMITTEE RULES FOR FOREIGN JURISDICTIONS.

The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

The Committee may also adopt “sub-plans” separate from this Plan for purposes of Code Section 423 applicable to particular affiliates of the Company, which sub-plans may be designed to be outside the scope of Code section 423. Notwithstanding the foregoing, the shares of Common Stock issued under any sub-plan shall be aggregated with the shares of Common Stock issued under this Plan and such aggregate number of shares shall be subject to the maximum number set forth under Section 7.1 hereof. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 7.1, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

16.          SECURITIES LAWS REQUIREMENTS.

The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

17.          GOVERNMENTAL REGULATIONS.

This Plan and the Company's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

18.          NO ENLARGEMENT OF EMPLOYEE RIGHTS.

Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or to interfere with the right of the Company or Designated Subsidiary to discharge any Employee at any time.

19.          GOVERNING LAW.

This Plan shall be governed by Delaware law, without regard to that State’s choice of law rules.

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20.          EFFECTIVE DATE.

By resolution of the Board of Directors on August 15, 2019, this Plan was adopted to be effective July 1, 2020, subject to approval by the Stockholders of the Company within 12 months before or after Board approval, in accordance with Code section 423(b)(2).

21.          REPORTS.

Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

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